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LOGO                               NEWS RELEASE


                                   RIGGS NATIONAL CORPORATION
                                   800 17TH STREET, N.W.
                                   WASHINGTON, D.C.  20074-0114


For Immediate Release, Thursday, September 15, 1994

     Riggs National Corporation said it has been notified by the Office of the Comptroller of the Currency (OCC) that the OCC has terminated the written agreement under which The Riggs National Bank of Washington, D.C., has been operating since May 14, 1993. The notification from the OCC stated: "The terms and requirements of said Agreement have been satisfactorily carried out and complied with."

     Joe L. Allbritton, chairman and chief executive officer of Riggs National Corporation, parent of the Washington bank, said, "The termination of the regulatory agreement makes it official. The men and women of Riggs have succeeded in overcoming difficult challenges during the last few years. Today, Riggs is profitable, well-capitalized, and proudly carrying on a 158-year-old tradition of serving the financial services needs of the Washington metropolitan market."

     Added Fred L. Bollerer, president and chief executive officer of Riggs-Washington: "Today's announcement marks the start of a new era in Riggs's long and distinguished history. This institution is a major edifice in the Washington financial landscape, and we are committed to being THE bank for Washington and the entire metropolitan community."

     Through June 30, Riggs National Corporation has completed four consecutive quarters of profitability and has reported capital ratios significantly in excess of regulatory guidelines.

     Riggs National Corporation is a Washington, D.C.-based multibank holding company, with banks in Washington, D.C., Virginia, Maryland, The United Kingdom and France. Riggs serves the metropolitan Washington area with 34 locations in the District of Columbia, 17 in Virginia and 11 in Maryland. The company's common shares (RIGS) are traded on the NASDAQ National Market System.

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For more information, contact:

James E. Day
Director of Communications
202-835-5156